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                                                                  EXHIBIT 23.7

CONSENT OF ELECTRONIC MAIL & MESSAGING SYSTEMS

The Board of Directors
Mail.com Inc.:

We consent to the use of the following statement attributable to Electronic Mail & Messaging Systems in the initial and final prospectus for the initial public offering of Mail.com:

    According to ELECTRONIC MAIL & MESSAGING SYSTEMS, there were approximately 42 million emailboxes provided by ISPs worldwide at the end of 1998.

Electronic Mail & Messaging Systems

By:  /s/ Amy L. Fickling,
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       Managing Editor

Date:  5/14/99
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